Exhibit 99.1

Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

FOR IMMEDIATE RELEASE

Akebia Therapeutics Appoints Ronald C. Renaud Jr. to its Board of Directors

Cambridge, Mass. – September 15, 2014 – Akebia Therapeutics, Inc. (NASDAQ:AKBA), a biopharmaceutical company focused on the development of novel, proprietary therapeutics based on hypoxia-inducible factor (HIF) biology and the commercialization of these products for patients with kidney disease, today announced that Ronald C. Renaud, Jr., former President, Chief Executive Officer and Director of Idenix Pharmaceuticals, Inc., has been appointed to Akebia’s Board of Directors.

“As a prominent and well-respected industry veteran and visionary, Ron brings significant experience and tremendous value to the company,” said Muneer A. Satter, Chairman of Akebia’s Board of Directors. “Akebia continues to progress AKB-6548 toward late-stage clinical development as a treatment for anemia related to chronic kidney disease, while advancing earlier stage HIF compounds with the potential to treat a broad range of serious diseases. We welcome Ron to the Board and look forward to his contributions in the critical and exciting months that lie ahead for the company.”

Mr. Renaud served as President, Chief Executive Officer and Director of Idenix Pharmaceuticals, Inc. from October 2010 until the company’s recent acquisition by Merck. Prior to that, Mr. Renaud served in several key roles at Idenix including Chief Financial Officer, Treasurer and Chief Business Officer. Before joining Idenix, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, Inc. Previously, Mr. Renaud was also a Senior Research Analyst and Global Sector Coordinator for JP Morgan Securities, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. Mr. Renaud also spent more than five years at Amgen Inc., where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.

“I am delighted to join Akebia’s Board, particularly at this exciting time for the company. Akebia continues to build momentum as it approaches the Phase 2b data readout for AKB-6548 later this year and prepares to embark on a Phase 3 development program in 2015,” said Mr. Renaud. “The potential opportunities for a once-daily, oral treatment option that could safely and effectively treat patients with chronic kidney disease impacted by anemia are significant. A new approach to address this serious medical condition would represent not only a paradigm shift, but a true scientific and medical advancement.”

AKB-6548 is currently in Phase 2b development for the treatment of anemia related to chronic kidney disease in patients who are not dependent on dialysis, with results expected in the fourth quarter of 2014.

About Akebia Therapeutics

Akebia Therapeutics, Inc. is a biopharmaceutical company headquartered in Cambridge, Massachusetts, focused on harnessing the potential of hypoxia-inducible factor (HIF) biology

Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com to develop and commercialize novel, proprietary therapeutics to treat kidney disease. Akebia’s lead clinical program, AKB-6548, is a once-daily, oral therapy currently in Phase 2b clinical development for the treatment of anemia related to chronic kidney disease, a serious medical condition that leads to increased morbidity and mortality if left untreated. For more information on Akebia, please visit www.akebia.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements include those about Akebia’s strategy, future plans and prospects, including statements regarding the potential indications and benefits of AKB-6548 and Akebia’s pre-clinical compounds, the expected timing of the announcement of data from the Phase 2b study and the commencement of the Phase 3 study, and the progress of Akebia’s early stage research program. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the ability of Akebia to successfully complete the clinical development of AKB-6548 or any other product candidate; the funding required to develop Akebia’s product candidates and operate the Company, and the actual expenses associated therewith; the content of decisions made by the FDA and other regulatory authorities; the actual time it takes to complete the Phase 2b study and analyze the data; the success of competitors in developing product candidates for diseases for which Akebia is currently developing its product candidates; and Akebia’s ability to obtain, maintain and enforce patent and other intellectual property protection for AKB-6548 or any other product candidates. Other risks and uncertainties include those identified under the heading “Risk Factors” in Akebia’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and other filings that Akebia may make with the Securities and Exchange Commission in the future. Akebia does not undertake, and specifically disclaims, any obligation to update any forward-looking statements contained in this press release.

Contact:

Investors:

Akebia Therapeutics, Inc.

Nicole P. Jones, +1-617-871-1210

Senior Director, Investor Relations and Corporate Communications

njones@akebia.com

Media:

Feinstein Kean Healthcare

Liz Falcone, +1-617-761-6727

liz.falcone@fkhealth.com

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